Ex 1.2

                              REMARKETING AGREEMENT


     REMARKETING AGREEMENT, dated as of July 2, 1997 (the "Remarketing Agreement"), by and between Health and Retirement Properties Trust (the "Company") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

     WHEREAS, the Company will issue $150,000,000 aggregate principal amount of Remarketed Reset Notes Due July 9, 2007 (the "Notes"), such Notes to be issued under an Indenture dated as of July 9, 1997 and a Supplemental Indenture dated as of July 9, 1997 (together, the "Indenture"), both by and between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"); and

     WHEREAS, the Notes are to be initially offered to the public through Merrill Lynch; and

     WHEREAS, the Company has requested Merrill Lynch to act as Rate Agent (as defined in Section 2(a) hereof) and as Remarketing Underwriter (as defined in
Section 2(a) hereof) in connection with the Notes and as such to perform the services described herein; and

     WHEREAS, Merrill Lynch is willing to act as Rate Agent and as Remarketing Underwriter in connection with the Notes and as such to perform such duties on the terms and conditions expressly set forth herein.

     NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to them in the Notes or, if not therein stated, in the Indenture relating to the offering of the Notes.

     Section 2. Appointment and Obligations of Merrill Lynch. (a) The Company hereby appoints Merrill Lynch, and Merrill Lynch hereby accepts such appointment, (i) as the rate agent (the "Rate Agent") of the Company to determine (1) LIBOR and the interest rate on the Notes for any Quarterly Period, and/or (2) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate and (ii) as the exclusive remarketing underwriter (the "Remarketing Underwriter") for the purpose of (x) recommending to the Company the Spread for each Subsequent Spread Period that, in the opinion of the Remarketing Underwriter, will enable the Remarketing Underwriter to remarket, for delivery on the Tender Date, tendered Notes at 100% of the principal amount thereof, (y) if the Company and the Remarketing Underwriter agree on the Spread referred to in (x) above, entering into a remarketing underwriting agreement (each, a "Remarketing Underwriting Agreement") with the Company, substantially in the form attached hereto as Exhibit A, pursuant to which the Remarketing Underwriter will agree to purchase the Notes tendered by the beneficial owners thereof (the "Beneficial Owners") and remarket such Notes (each such purchase and remarketing being hereinafter referred to as a "Remarketing"), and (z) performing such other duties as are assigned to the Remarketing Underwriter in the Notes and/or the Indenture and/or the applicable Remarketing Underwriting Agreement.

     (b) The Rate Agent hereby agrees to determine LIBOR on each LIBOR Determination Date in accordance with the following provisions and the other relevant provisions of the Notes:


          (i) LIBOR shall be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S. $1,000,000, commencing on the second London Business Day immediately following the applicable LIBOR Determination Date, which appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date. If no rate appears on Telerate Page 3750, LIBOR for the applicable LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

          (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date, the Rate Agent shall select four major reference banks in the London interbank market and shall request the principal London offices of each of such banks to provide it with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following the applicable LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for the applicable LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, the Rate Agent, after consultation with the

     Company, shall select three major banks in The City of New York and shall request each of such banks to provide it with the rates quoted by such bank as of approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for loans in U.S. Dollars to leading European banks, having a three-month maturity, commencing on the second London Business Day immediately following the applicable LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time, and LIBOR for the applicable LIBOR Determination Date shall be the arithmetic mean of such rates; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for the applicable LIBOR Determination Date will be the LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

     (c) The Rate Agent hereby agrees to determine the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate, in accordance with the following provisions: If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Underwriter on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined as of the sixth calendar day following the Spread Determination Date (provided that such date is a Business Day; otherwise, as of the next Business Day thereafter) (the "Fixed Rate Determination Date") (provided, however, that in the case of where the Notice Date also falls on the Fixed Rate Determination Date, the

Fixed Rate Determination Date will be the following Business Day thereafter). The Fixed Rate will be a per annum rate and will be determined as of 12:00 Noon on such Fixed Rate Determination Date by adding the applicable Spread (as agreed to by the Company and the Remarketing Underwriter on the preceding Spread Determination Date) to the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Underwriter, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

     Section 2. Fees and Expenses. The obligations of the Company to pay to the Remarketing Underwriter on each Tender Date the fees set forth in the applicable Remarketing Underwriting Agreement shall survive the termination of this Agreement and remain in full force and effect until all such payments shall have been made in full.

     Section 3. Removal of the Rate Agent and Remarketing Underwriter. With respect to any Subsequent Spread Period, the Company may in its absolute discretion remove the Rate Agent and Remarketing Underwriter by giving notice to the Rate Agent and Remarketing Underwriter prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date applicable thereto, such removal to be effective upon the Company's appointment of a successor Rate Agent and Remarketing Underwriter. In such case, the Company will use its best efforts to appoint a successor Rate Agent and Remarketing Underwriter and enter into such a remarketing agreement with such persons as soon as reasonably practicable.

     Section 5. Dealing in the Notes. Subject to its compliance with applicable laws and regulations, Merrill Lynch, when acting as a Rate Agent and Remarketing Underwriter or in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Merrill Lynch may exercise any vote or join in any action which any Beneficial Owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity hereunder. Merrill Lynch, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

     Section 6. Current Prospectus. In connection with each Remarketing, if and to the extent required by applicable law or regulations or interpretations of the Securities and Exchange Commission in effect at the time of such Remarketing, the Company shall furnish a current prospectus to be used by the Remarketing Underwriter in such Remarketing.

     Section 7. Conditions to the Remarketing Underwriter's Obligations. The obligations of the Remarketing Underwriter to purchase and remarket the Notes shall be subject to the terms and conditions of the applicable Remarketing Underwriting Agreement.

     Section 8. Termination of this Remarketing Agreement. This Agreement shall terminate as to the Rate Agent and the Remarketing Underwriter on the effective date of the removal of such Rate Agent and Remarketing Underwriter pursuant to
Section 4 hereof.

     Section 9. Rate Agent's and Remarketing Underwriter's Performance; Duty of Care. The duties and obligations of the Rate Agent and Remarketing Underwriter hereunder shall be determined solely by the express provisions of this Agreement and the Notes and the Indenture and, in the case of the Remarketing Underwriter, the applicable Remarketing Underwriting Agreement.

     Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.

     Section 11. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Notes are outstanding.

     Section 12. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of Merrill Lynch. The rights and obligations of Merrill Lynch hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and Merrill Lynch and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of any Notes merely because of such purchase.

     Section 13. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

     Section 14. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

     Section 15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

     Section 16. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto.

     Section 17. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication or by telephone and confirmed in writing. All written notices shall be deemed to be validly given or made, if delivered by hand, when so delivered, or if mailed, when mailed registered or certified mail, return receipt requested and postage prepaid. All notices by telecommunication (including telephone) shall be deemed to be validly given or made when received. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Health and Retirement Properties Trust, 400 Centre Street, Newton, Massachusetts 02158, Attention: David J. Hegarty, President; and if to Merrill Lynch, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch World Headquarters, World Financial Center, North Tower, New York, New York 10281-1209, Attention: Debt Syndicate, or to such other address as either of the above shall specify to the other in writing.

     Section 18. Benefit. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any person other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties.

     IN WITNESS WHEREOF, each of the Company and Merrill Lynch has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.


                                       HEALTH AND RETIREMENT PROPERTIES TRUST


                                       By:      /s/ Ajay Saini
                                                --------------------------
                                                Name:   Ajay Saini
                                                Title:Treasurer


                                       MERRILL LYNCH & CO.
                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                          INCORPORATED


                                       By:      /s/ Elizabeth Anne Casey
                                                ---------------------------
                                                Name:  Elizabeth Anne Casey
                                                Title: Vice President

                                                                       EXHIBIT A
                                                                       ---------


                       REMARKETING UNDERWRITING AGREEMENT

     Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Remarketing Underwriter") hereby agrees to purchase the Notes described below (the "Notes") that have been tendered by the holders thereof for sale on __________________ (the "Tender Date").

     It is acknowledged and agreed that the Notes need not be further registered under the Securities Act of 1933, as amended (the "Act"), and that, in connection with the remarketing of the Notes by the Remarketing Underwriter in accordance with the terms of the Remarketing Agreement dated July 2, 1997, no prospectus meeting the requirements of Section 10 of the Act need be delivered, or filed pursuant to Rule 424 under the Act.

     It is understood that the Remarketing Underwriter will deliver to purchasers and prospective purchasers, in connection with the remarketing, one or more forms of written communication describing the terms of the Notes (each, a "Remarketing Memorandum"), the form of each of which shall be delivered to Health and Retirement Properties Trust (the "Company") (not less than two Business Days prior to its use) and subject to the approval of the Company prior to its use by the Remarketing Underwriter, which approval shall not be unreasonably withheld.

     The Remarketing Underwriter shall offer to purchase Notes and purchase validly tendered Notes on the Tender Date in accordance with all applicable laws and regulations and interpretations of the Securities and Exchange Commission.

     The provisions of Sections 1, 3, 4, 5, 6, 7, 8 and 9 of the attached Purchase Agreement are incorporated in their entirety into this Agreement and made applicable to the obligations of the Remarketing Underwriter to the extent applicable to any remarketing of the Notes, except as explicitly amended hereby. All references therein to "you" or to the "Underwriter" shall be deemed to refer to the Remarketing Underwriter, all references to the "Securities" shall be deemed to refer to the Notes, and all references to "Closing Time" shall be deemed to refer to the Tender Date. To the extent such provisions refer to the "Prospectus" or the "Registration Statement," such references shall be deemed to refer to any Remarketing Memorandum or registration statement, if any, that the Company is required to prepare or file pursuant to applicable law, regulations or interpretations of the Securities and Exchange Commission in effect at the time of such remarketing of the Notes. For the purposes of Section 7 of the attached Purchase Agreement, amounts paid by the Remarketing Underwriter shall be deemed the "aggregate public offering price".

     All capitalized terms not otherwise defined in this Agreement have the respective meanings assigned thereto in the Notes, the form of which is attached hereto.

Company                                 Health and Retirement Properties Trust

Remarketing Underwriter and Address:    Merrill Lynch & Co.
                                        Merrill Lynch, Pierce, Fenner & Smith
                                                    Incorporated
                                        Merrill Lynch World Headquarters
                                        World Financial Center
                                        North Tower, 26th Floor
                                        New York, New York  10281-1209

Title of Notes:                         Remarketed Reset Notes Due July 9, 2007

Principal Amount of Notes
to be Purchased:                        The aggregate principal amount of
                                        all Notes tendered for resale on
                                        the Tender Date

Title of Indenture:                     Indenture dated as of July 9, 1997 and
                                        Supplemental Indenture dated as of
                                        July 9, 1997, both by and between the
                                        Company and the Trustee

Trustee:                                State Street Bank and Trust Company

Current Ratings:                        Moody's Investors Service, Inc.: Baa2;
                                        Standard & Poor's Ratings Services: BBB;
                                        Fitch Investors Service, L.P.: BBB+

Certain Terms of the Notes:


    Maturity:                           July 9, 2007

    Spread Determination Date:


    Duration/Mode Determination Date:


    Tender Notice Date:


    Interest Reset Dates:


    Tender Date:


    New Interest Rate:                  As determined by application of the
                                        provisions set forth in the attached
                                        form of the Notes on the LIBOR
                                        Determination Date or the Fixed Rate
                                        Determination Date, as applicable

    Spread:                             [Plus/Minus] ______ basis points

    Interest Payment Dates:             [October 9], [January 9], [April 9]
                                        and/or [July 9]

    Subsequent Spread Period:


    Redemption Provisions:              Redeemable as set forth in the attached
                                        Prospectus Supplement dated July 2, 1997

Beneficial Owner Tender Provisions:     As set forth in the attached
                                        Prospectus Supplement dated July 2,
                                        1997. In the event that the
                                        Remarketing Underwriter fails to
                                        purchase all Notes validly tendered
                                        for purchase on the Tender Date,
                                        then the Remarketing Underwriter
                                        shall promptly notify the Company
                                        and the Trustee of such failure.

Shorter Subsequent Spread Period:       In the event that (A) the
                                        Remarketing Underwriter fails to
                                        purchase all Notes validly tendered
                                        for purchase on the Tender Date for
                                        any reason, and (B) the Company has
                                        not given notice of redemption of
                                        all of the Notes then outstanding
                                        in accordance with the provisions
                                        described in the attached form of
                                        the Notes, then the Subsequent
                                        Spread Period shall be a period of
                                        one year, which Subsequent Spread
                                        Period shall be deemed to have
                                        commenced upon the Commencement
                                        Date that coincides with the Tender
                                        Date.

Legal Opinion:                          The opinion required to be
                                        delivered pursuant to Section
                                        5(b)(1)(xix) of the attached
                                        Purchase Agreement shall be
                                        modified to read as follows "(xix)
                                        the Notes have been duly
                                        authorized; a single global Note
                                        registered in the name of CEDE &
                                        Co., a nominee of The Depository
                                        Trust Company ("DTC"), has been
                                        duly authenticated in accordance
                                        with the provisions of the
                                        Indenture, paid for and delivered
                                        to DTC, and constitutes a valid and
                                        binding obligation of the Company;
                                        and the Underwriter will acquire
                                        the rights of a bona fide purchaser
                                        (as such terms are defined in the
                                        Uniform Commercial Code as in
                                        effect in the State of New York
                                        (the "UCC")) in any portion of the
                                        Notes transferred to the
                                        Underwriter by a prior owner
                                        thereof as recorded on the books of
                                        DTC, provided that (i) the portion
                                        of the Notes transferred is an
                                        authorized denomination of the
                                        Notes, (ii) the transfer is
                                        recorded on the books of DTC by a
                                        debit to the transferor's account
                                        with DTC and a credit to the
                                        Underwriter's account with DTC,
                                        (iii) the Underwriter makes payment
                                        to such transferor of value for
                                        such transfer and (iv) the
                                        Underwriter purchases such interest
                                        in good faith and without notice of
                                        any adverse claim, within the
                                        meaning of the UCC.

                                        The opinion required to be
                                        delivered pursuant to Section
                                        5(b)(1)(xix) of the attached
                                        Purchase Agreement may be delivered
                                        by any counsel designated by the
                                        Remarketing Underwriter and
                                        reasonably acceptable to the
                                        Company.

Form of Notes:                          Global certificate registered in
                                        the name of the nominee, which
                                        currently is CEDE & Co., of the
                                        depository of the Notes, which is
                                        DTC. The beneficial owners of the
                                        Notes ("Beneficial Owners") are not
                                        entitled to receive definitive
                                        certificates representing their
                                        Notes, except under limited
                                        circumstances. A Beneficial Owner's
                                        ownership of a Note currently is
                                        recorded on or through the records
                                        of the brokerage firm or other
                                        entity that is a participant in DTC
                                        and that maintains such Beneficial
                                        Owner's account.

Purchase Price:                         100% of the principal amount of the
                                        Notes. Payable to DTC for the
                                        Beneficial Owners of Tendered Notes.

Remarketing Fee:                        0.075% of the principal amount of
                                        the Notes outstanding on each
                                        Tender Date multiplied by the
                                        number of years remaining in the
                                        Stated Maturity.

Closing: Brown & Wood LLP, One World Trade Center, New York, N.Y. 10048, at 9:00 a.m., New York City time, on the Tender Date.

     The foregoing terms are hereby confirmed and agreed to as of this ____ day of ____________.


                              HEALTH AND RETIREMENT PROPERTIES TRUST


                              By:      _________________________________
                                       Name:
                                       Title:



                              MERRILL LYNCH & CO.
                              MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED



                              By:      ________________________________
                                       Name:
                                       Title: